Exhibit 99.5
To Unitholders in the United States:
Both parties of the Merger Agreement referred to in this document, Japan Rental Housing Investments Inc. and Prospect Reit Investment Corporation, have been incorporated under the laws of Japan. The merger described in this document is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase investment units otherwise than under the merger, such as in open market or privately negotiated purchases or through subscriptions of newly issued investment units.
This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

[TRANSLATION]
March 26, 2010
To All Concerned Parties:
REIT Issuer:
Japan Rental Housing Investments Inc.
Clover Shibakoen Bldg.
1-3-12 Shibakoen
Minato-ku, Tokyo 105-0001
Takao Sakuma, Executive Director
(Securities Code: 8986)
Asset Management Company:
Mi-Casa Asset Management Inc.
Yutaka Higashino, President and Chief Executive Officer
Inquiries: Aki Sadahiro, Manager
Tel: +81-3-5425-5600
Notice concerning Issuance of New Investment Units by Way of Third-Party Allotment
Japan Rental Housing Investments, Inc. (hereinafter referred to as the “Investment Corporation”) hereby announces that the subscribers have been decided as described below with respect to the issuance of investment units by way of third-party allotment (hereinafter referred to as the “Third-Party Allotment”) as announced in the “Notice concerning Issuance of Investment Units by Way of Third-Party Allotment and Execution of Letter of Intent regarding Subscription of New Investment Units” on February 26, 2010 (hereinafter referred to as the “LOI on Subscription”).
1.Terms and Conditions of Issuance of New Investment Units

(1)	Number of New Investment Units to be Issued	43,035 units (Note 1)

(2)	Payment Amount (Issue Price)	116,190 yen per unit (Note 1)

(3)	Aggregate Payment Amount	5,000,236,650 yen
(Issue Price)

(4)	Way of Offering or	By way of third-party allotment.
Allotment

(5)	Subscription Date	June 29, 2010 (Tuesday)

(6)	Payment Date	June 30, 2010 (Wednesday) (Note 2)

(7)	Subscriber and Number of	AppleRingo Holdings B.V.	9,467 units
	Allotted Investment Units	Ringo Residential TMK	17,214 units
		Prospect Japan Fund Limited	4,305 units
		Shareholders’ Consensus Fund L.P.	2,582 units
		Stanhope Investments	5,163 units
		Japan Trustee Services Bank, Ltd. (Trust account)	4,304 units

(8)	Subscription Units	Per one (1) unit, with one (1) or over

(9)	Investment Units Offering	Merrill Lynch Japan Securities Co., Ltd.
Handling Agent

(10)	Conditions of Payment, etc.	As of the Payment Date, among others, all conditions precedent to the merger (hereinafter referred to as the “REIT Merger”) between the Investment Corporation and Prospect Reit Investment Corporation (hereinafter referred to as “PRI”) must be satisfied, including the following: (i) the agendum accompanied by the REIT Merger (including amendments to the Articles of Incorporation) have been approved at a General Meeting of Unitholders of the Investment Corporation; and (ii) the merger agreement regarding the REIT Merger (hereinafter referred to as the “REIT Merger Agreement”) has been approved at a General Meeting of Unitholders of PRI.

(11)	Each item described above is subject to the effectuation of the registration under the Financial Instruments and Exchange Act.

(Note 1)	It is scheduled that the announcement of earning release for the fiscal period ending March 2010 will be made during the period from the date of resolution of the Third-Party Allotment to the Payment Date, and new information regarding assets and others of the Investment Corporation will be disclosed. Therefore, if the Net Asset Value per Share as of the fiscal period ending March 2010 of the Investment Corporation increases more than 10% or decreases more than 20% from the Net

Asset Value per Share as of its fiscal period ended September 2009, the Payment Amount (Issue Price) shall be changed on the date two trading days after the date of such announcement of financial statements (earnings release) (hereinafter referred to as the “Scheduled Change Date”) to an amount determined based on the market price after such announcement. The Net Asset Value per Share shall be calculated by dividing amount of total net assets minus total amount of retained earnings plus total amount of appraisal value minus total book value of the assets held by the Investment Corporation as of the end of each fiscal period by the number of issued investment units, taking into consideration of the impact of the third-party allotment conducted by the Investment Corporation in October 2009. When such change in the payment amount occurs, the number of units to be allotted to, and subscribed by, each subscriber shall also be changed, so that aggregate payment amount will not be changed. Provided, however, that if the Investment Corporation and subscribers agree that, taking into consideration of the conditions of the market, it is not proper to make such change, the Investment Corporation and subscribers shall separately consult on the timing and method of change and will announce such policy on the Scheduled Change Date.

(Note 2)	The Payment Date is scheduled to be the same as the record date regarding the investment unit split planned to be implemented on one business day preceding the effective date of the REIT Merger. Therefore, if the effective date of the REIT Merger were changed, the Payment Date would also be changed.
2.	Transition of Total Number of Issued Investment Units Resulting from this Issuance
Current Number of Issued Investment Units:	233,340 units

Number of Investment Units to be increased by this Issuance:	43,035 units

Total Number of Issued Investment Units after this Issuance:	276,375 units
3.	Reason for Issuance and Use of Proceeds, etc.

As described in the “Notice Regarding Execution of Merger Agreement between Japan Rental Housing Investments Inc. and Prospect Reit Investment Corporation” announced as of today, the Investment Corporation and PRI have executed the REIT Merger Agreement by which the Investment Corporation will become the surviving REIT. Prior to the REIT Merger, the Investment Corporation, Mi-Casa Asset Management Inc. as the asset management company of the Investment Corporation (hereinafter referred to as the “Asset Management Company”), AppleRingo Holdings B.V. (hereinafter referred to as “ARH”) and K.K. Prospect (hereinafter referred to as “KKP”) entered into the Letter of

Intent regarding the Subscription of New Investment Units on February 26, 2010, and the Investment Corporation has decided, as of today, the subscriber and the number of allotted investment units, in accordance with the LOI on Subscription. New investment corporation after the REIT Merger is expected to have one of the largest size of asset in Japan as a residential specialized REIT. At the consideration of the growth strategy after the REIT Merger, it is considered as important to strengthen financial condition by the partial payment for loans to be succeeded by the Investment Corporation from PRI, and, for the purpose of capital reinforcement and raising funds for the payment for a part of loans to be succeeded by the Investment Corporation from PRI due to the REIT Merger, the Investment Corporation will implement the Third-Party Allotment.

4.	Amount of Funds to be Raised

(1) Amount of Funds to be Raised: 5,000,236,650 yen

(2) Specific Use of Funds to be Raised and Schedule for Expenditures

Promptly after the REIT Merger, the amount of funds to be raised of 5,000,236,650 yen resulting from the Third-Party Allotment shall be applied to the payment for a part of loans to be succeeded by the Investment Corporation from PRI.

5.	Prospects for Loan to Value after Issuance

The remaining balance of the Investment Corporation’s interest bearing debts after the REIT Merger is estimated to be 810 hundred million yen, and the total remaining balance of interest bearing debts after the payment for a part of loans to be succeeded from PRI out of the proceeds through the Third-Party Allotment is estimated to be 760 hundred million yen.

Furthermore, the REIT Merger falls under the acquisition under the accounting standards for business combinations (Corporate Accounting Standards No. 21; amended on December 26, 2008), and it is based on the premise that the purchase method shall be applied. However, the total assets after the REIT Merger remains unfixed; therefore, the Loan to Value also remains unfixed.

6.	Reasonability of Use of Proceeds

It is considered that applying the proceeds raised through the Third-Party Allotment to the partial payment for loans to be succeeded from PRI will contribute to the financial strength of the Investment Corporation after the REIT Merger. Therefore, the Investment Corporation believes that the above-described use of proceeds is reasonable from the viewpoint of enhancing the corporate value and strengthening the financial basis after the REIT Merger.

7.	Reasonability of Terms and Conditions for Issuance

(1)	Calculation Basis of Issue Price

As announced in the “Notice concerning Issuance of Investment Units by Way of Third-Party Allotment and Execution of Letter of Intent regarding Subscription of New Investment Units” on February 26, 2010, while taking account of the risks of fluctuations in market prices and others until the Payment Date, the Issue Price was calculated by multiplying 129,100 yen, which was the closing price of regular trading of the Investment Units of the Investment Corporation at the Tokyo Stock Exchange as of the business day immediately preceding the date of resolution of the issuance (i.e., February 25, 2010), by 0.9 (fractions of yen is rounded up).

As described in “1. Terms and Conditions of Issuance of New Investment Units” above, because it is scheduled that the announcement of earning release of the fiscal period ending March 2010 will be made during the period from the date of resolution of the Third-Party Allotment to the Payment Date and new information regarding assets and others of the Investment Corporation will be disclosed, if the Net Asset Value per Share of the fiscal period ending March 2010 of the Investment Corporation increases more than 10% or decreases more than 20% from the Net Asset Value per Share of its fiscal period ended September 2009, the Payment Amount (Issue Price) shall be changed on the Scheduled Change Date to an amount determined based on the market price after such announcement.

(2)	Grounds for Concluding that Number of Units to be Issued and Degree of Dilution of Investment Units are Reasonable

Although the existing investment units shall be diluted about 18 percent as a result of the Third-Party Allotment, it is considered that applying the proceeds to be raised this time to the partial payment for loans of the Investment Corporation after the REIT Merger will contribute to the financial strength of the Investment Corporation after the REIT Merger, and will lead to the enhancement of the corporate value, and therefore the Investment Corporation concluded that the implementation of the Third-Party Allotment will accord with the profit of the Investment Corporation’s existing investors.

8.	Reason for Selection of Subscribers, etc.
(1) Outline of Subscribers

(1)	Trade Name	AppleRingo Holdings B.V.

(2)	Location	Jan van Goyenkade 8, 1075HP Amsterdam, the Netherlands

(3)	Description of Business	Shareholding and financing to affiliate companies

(4)	Date of establishment	July 17, 2008

(5)	Title and names of representatives	(co-representatives) Langelaar Roelof, Director Kiely Lisa Marie, Director Chuma Ntsakisi Dawn, Director

(6)	Capital (as of this document)	18,000 euro

(7)	Number of Issued Shares	18,000 shares

(8)	Fiscal Year End	December

(9)	Number of directors and employees	3 people

(10)	Major Shareholder and Ratio of Shareholding (as of this document)	OCM Netherlands Opportunities Coöperatief U.A. (100%)

(11)	Relationship with the Investment Corporation	Investment Relationship	Number of Investment Units of the Investment Corporation held by the Subscriber 88,594 units (Note)
		Trading Relationship	—
		Personal Relationship	—

(12)	Number of Allotted Investment Units	9,467 units
(Note) “Number of Investment Units of the Investment Corporation held by the Subscriber” is as of this document.

(1)	Trade Name	Ringo Residential TMK

(2)	Location	5-1 Atago 2-chome, Minato-ku, Tokyo

(3)	Description of Business	Assignment of specified assets in accordance with asset liquidation plan under the Law on Liquidation of Assets and their administration and disposition, and other business incidental to the aforementioned liquidation of specified assets

(4)	Date of establishment	July 4, 2008

(5)	Title and names of representatives	Mitsuru Izumibe, Representative Director

(6)	Capital (as of this document)	560,100,000 yen

(7)	Number of Issued Shares	Specified Equity 11,202 units

(8)	Fiscal Year End	November

(9)	Number of directors and employees	3 people

(10)	Major Shareholder and Ratio of Shareholding (as of this document)	AppleRingo Holdings B.V. (100% of Specified Investment)

(11)	Relationship with the Investment Corporation	Investment Relationship	Number of Investment Units of the Investment Corporation held by the Subscriber 25,400 units (Note)
		Trading Relationship	—
		Personal Relationship	—

(12)	Number of Allotted Investment Units	17,214 units
(Note)	“Number of Investment Units of the Investment Corporation held by the Subscriber” is as of this document.

(1)	Trade Name	Japan Trustee Services Bank, Ltd. (Trust Account)

(2)	Location	8-11, Harumi 1-chome, Chuo-ku, Tokyo

(3)	Description of Business	Administration business in respect of securities, etc. on trusts Trust business in relation to asset management and banking business Business related to Japanese master trust

(4)	Date of establishment	June 20, 2000

(5)	Title and names of representatives	Kazuho Oda, Representative Director

(6)	Capital (as of March 31, 2009)	51,000,000,000 yen

(7)	Number of Issued Shares	1,020,000 shares

(8)	Fiscal Year End	March

(9)	Number of directors and employees	678 people

(10)	Major Shareholder and Ratio of Shareholding (as of this document)	Resona Bank, Limited. (33.33%) The Sumitomo Trust and Banking Co., Ltd. (33.33%) Chuo Mitsui Trust Holdings, Inc. (33.33%)

(11)	Relationship with the Investment Corporation	Investment Relationship	Number of Investment Units of the Investment Corporation held by the Subscriber 54,589 units (Note)
		Trading Relationship	—
		Personal Relationship	—

(12)	Number of Allotted Investment Units	4,304 units

(Note)	“Number of Investment Units of the Investment Corporation held by the Subscriber” is composed by adding the number of investment units issued by the third-party allotment on October 2, 2009 to the information in unitholders registry as of September 30, 2009, and such information may not accurately reflect the actual circumstances of unitholders.

(1)	Name	Prospect Japan Fund Limited

(2)	Location	The British Channel Islands

(3)	Basis for Establishment, etc.	A Closed-End Investment Company under the Guernsey Law

(4)	Purpose of Formation	Investments in Japanese stock

(5)	Date of Formation	November 18, 1994

(6)	Aggregate Amount of Investment	75,187,982 US Dollars (as of February 26, 2010)

(7)	Sponsor, Investment Ratio and Outline of Sponsor	Major Sponsors are as follows:
1. Permal Investment Holdings N.V. Investment ratio 19.16% (as of December 15, 2009) 2. Permal Japan Holdings N.V. Investment ratio 10.81% (as of December 15, 2009)

The two companies aforesaid are both closed-end type funds listed on the Irish Stock Exchange where Permal Investment Management Services Ltd. and Permal Asset Management, Inc. conduct fund management.

(8)	Outline of Investment Advisor	Name	Prospect Asset Management, Inc. (“PAMI”)
		Location	Hawaii, the United States of America
		Title and names of Representatives	Curtis Freeze, Chief Investment Officer
		Description of Business	Securities investment advisory business regarding management of Japanese stock
		Capital	356,000 US Dollars (as of this document)

(9)	Outline of Agent in Japan	Name	The Hong Kong and Shanghai Banking Corp.Ltd Tokyo Branch
		Location	HSBC Building 11-1, Nihonbashi 3-chome, Chuo-ku, Tokyo
		Title and names of Representatives	Stuart Milne, Japanese Representatives and Chief Executive Officer
		Description of Business	Banking Business
		Capital	22,494 million Hong Kong Dollars and 12,533.5 million US Dollars (as of December 31, 2009)

(10)	Relationship between Investment Corporation/Asset Management Company and Fund	Relationship between Investment Corporation/Asset Management Company and Fund	Neither the Investment Corporation/Asset Management Company nor affiliates of the Investment Corporation/Asset Management Company, nor affiliate companies have invested in the Fund either directly or indirectly.
In addition, there are in particular no capital, personal or trading relationships among Investment Corporation/Asset Management Company and affiliates of the Investment Corporation/Asset Management Company and affiliate companies, and investors in the Fund (including original investors).
Relationship between Investment Corporation/Asset Management Company and Investment Advisor	Other funds managed by PAMI own a certain number of investment units of Investment Corporation as of March 19, 2010.
In addition, K.K. Prospect, the 100%-parent company of PAMI, has executed an agreement such that all of the shares of Prospect Reit Advisors, Co., Ltd., its 100%-subsidiary, are to be transferred to Asset Management Company as of the date of this document.
Relationship between Investment Corporation/Asset Management Company and Agent in Japan	There are no particular capital, personal or trading relationships between the Investment Corporation/Asset Management Company and Agent in Japan that should be stated.
In addition, there are in particular no capital, personal or trading relationships among the Investment Corporation/Asset Management Company and affiliates of the Investment Corporation/Asset Management Company and affiliate companies, and Agent in Japan and affiliates of Agent in Japan and affiliate companies.

(11)	Number of Allotted Investment Units	4,305 units

(1)	Name	Shareholder’s Consensus Fund L.P.

(2)	Location	Cayman Islands

(3)	Basis for Establishment, etc.	Mutual fund under Mutual Fund Law of the Cayman Islands

(4)	Purpose of Formation	Investment in Japanese stock and real estate investment vehicles.

(5)	Date of Formation	February 28, 2005

(6)	Aggregate Amount of Investment	—(Note)

(7)	Sponsor, Investment Ratio and Outline of Sponsor	—(Note)

(8)	Outline of Investment Advisor	Name	Prospect Asset Management, Inc. (“PAMI”)
		Location	Hawaii, the United States of America
		Title and names of Representatives	Curtis Freeze, Chief Investment Officer
		Description of Business	Securities investment advisory business regarding management of Japanese stocks
		Capital	356,000 US Dollars (as of this document)

(9)	Outline of Agent in Japan	Name	Citibank Japan Ltd.
		Location	3-14 Higashi-Shinagawa 2-chome,
Shinagawa-ku, Tokyo
		Title and names of Representatives	Darren Buckley, Representative Director and CEO
		Description of Business	Banking business
		Capital	123.1 billion yen (as of December 31, 2009)

(10)	Relationship between Investment Corporation/Asset Management Company and Fund	Relationship between Investment Corporation/Asset Management Company and Fund	Neither the Investment Corporation/Asset Management Company nor affiliates of the Investment Corporation/Asset Management Company, nor affiliate companies have invested in the Fund either directly or indirectly.
In addition, there are in particular no capital, personal or trading relationships among the Investment Corporation/Asset Management Company and affiliates of the Investment

Corporation/Asset Management Company and affiliate companies, and investors in the Fund (including original investors).

Relationship between Investment Corporation/Asset Management Company and Investment Advisor	Other funds managed by PAMI own a certain number of investment units of Investment Corporation as of March 19, 2010.
In addition, K.K. Prospect, the 100%-parent company of PAMI, has executed an agreement such that all of the shares of Prospect Reit Advisors, Co., Ltd., its 100%-subsidiary, are to be transferred to Asset Management Company as of the date of this document.

Relationship between Investment Corporation/Asset Management Company and Agent in Japan	There are no particular capital, personal or trading relationships between the Investment Corporation/Asset Management Company and Agent in Japan that should be stated.
In addition, there are in particular no capital, personal or trading relationships among the Investment Corporation/Asset Management Company and affiliates of the Investment Corporation/Asset Management Company and affiliate companies, and Agent in Japan and affiliates of Agent in Japan and affiliate companies.

(11)	Number of Allotted Investment Units	2,582 units
(Note)    The Subscriber has not disclosed these matters.

(1)	Name	Stanhope Investments

(2)	Location	Cayman Islands

(3)	Basis for Establishment, etc.	Limited liability exempt company under the Company Law of the Cayman Islands

(4)	Purpose of Formation	Investment in Japanese stocks

(5)	Date of Formation	July 8, 2008.

(6)	Aggregate Amount of Investment	—(Note)

(7)	Sponsor, Investment Ratio and Outline of Sponsor	—(Note)

(8)	Outline of Investment Advisor	Name	Prospect Asset Management, Inc. (“PAMI”)
		Location	Hawaii, United States of America
		Title and names of Representatives	Curtis Freeze, Chief Investment Officer
		Description of Business	Securities investment advisory business regarding management of Japanese stocks
		Capital	356,000 US Dollars (as of this document)

(9)	Outline of Agent in Japan	Name	Goldman Sachs Japan Co. Ltd.
		Location	Roppongi Hills Mori Tower, 10-1, Roppongi 6-chome, Minato-ku, Tokyo
		Title and names of Representatives	Masanori Mochida, President
		Description of Business	Investment banking and securities business
		Capital	83,616 million yen (as of February 26, 2010)

(10)	Relationship between Investment Corporation/Asset Management Company and Fund	Relationship between Investment Corporation/Asset Management Company and Fund	Neither the Investment Corporation/Asset Management Company nor affiliates of the Investment Corporation/Asset Management Company, nor affiliate companies have invested in the Fund either directly or indirectly.
In addition, the Fund owns a certain number investment units of the Investment Corporation as of March 19, 2010.

		Relationship between Investment Corporation/Asset Management Company and Investment Advisor	K.K. Prospect, the 100%-parent company of PAMI, has executed an agreement such that all of the shares of Prospect Reit Advisors, Co., Ltd., its 100%-subsidiary, are to be transferred to Asset Management Company as of the date of this document.

Relationship between Investment Corporation/Asset Management Company and Agent in Japan	There are no particular capital, personal or trading relationships between the Investment Corporation/Asset Management Company and Agent in Japan that should be stated.
In addition, there are in particular no capital, personal or trading relationships among the Investment Corporation/Asset Management Company and affiliates of the Investment Corporation/Asset Management Company and affiliate companies, and Agent in Japan and affiliates of Agent in Japan and affiliate companies.

(11)	Number of Allotted Investment Units	5,163 units
(Note)    The Subscriber has not disclosed these matters.
(2)	Reason for Selection of Subscribers
     As described in “Notice concerning Issuance of Investment Units by Way of Third-Party Allotment and Execution of Letter of Intent regarding Subscription of New Investment Units” announced as of February 26, 2010, with respect to the subscribers, after comprehensive consideration, such as deep understanding of the purpose of the REIT Merger and the certainty of raising funds, the Investment Corporation, in the LOI on Subscription, scheduled to allot 26,681 units to ARH or the person designated by ARH with the consent of the Investment Corporation, 12,050 units to the person designated by KKP with the consent of the Investment Corporation, and 4,304 units to the subscriber separately designated by the Investment Corporation with the consent of ARH, KKP and the above subscribers. The Investment Corporation, in accordance with the LOI on Subscription, has determined the subscribers ARH or the person designated by ARH with the consent of the Investment Corporation to be ARH and Ringo Residential TMK, the subscribers designated by KKP with the consent of the Investment Corporation to be Prospect Japan Fund Limited, Shareholders’ Consensus Fund L.P., and Stanhope Investments, and the subscriber separately designated by the Investment Corporation with the consent of ARH, KKP and the above subscribers to be Japan Trustee Services Bank, Ltd. (Trust Account).

(3)	Subscriber Holding Policy

Each subscriber has entered into an agreement with the Investment Corporation to the effect that, during the period from and including June 30, 2010 (the Payment Date) to and including October 1, 2010, the subscribers shall not sell, lend or otherwise dispose of (except for a creation of a security interest for the purpose of financing funds necessary for subscription and purchase of Investment Units) the investment units of the Investment Corporation to be acquired by the subscriber through the Third-Party Allotment to or for any third party without the prior written consent of the Investment Corporation and the Asset Management Company, or unless the subscribers deem it necessary in order to satisfy the requirements for the so called tax conduit (hereinafter referred to as the “Tax Conduit Requirement”) on investment corporations as set forth in the provisions of the Special Taxation Measures Law (Law No. 26 of 1957, as amended).
9. Major Holder of Investment Units and Holding Ratio of Investment Units
(1)	Major Holder of Investment Units and Holding Ratio of Investment Units Before and After the Third-Party Allotment

Before Capital Increase by Way of Third-Party		After Capital Increase by Way of Third-Party
Allotment (Note 1)		Allotment (Note 2)
AppleRingo Holdings B.V.	36.5%	AppleRingo Holdings B.V.	35.4%
Japan Trustee Services Bank, Ltd. (Trust Account)	23.3%	Japan Trustee Services Bank, Ltd. (Trust Account)	21.3%
Ringo Residential TMK	12.2%	Ringo Residential TMK	15.4%
NikkoCiti Trust and Banking Corporation(Investment Trust Account)	5.2%	NikkoCiti Trust and Banking Corporation(Investment Trust Account)	4.4%
Goldman Sachs International	2.2%	Stanhope Investments	1.8%

Before Capital Increase by Way of Third-Party		After Capital Increase by Way of Third-Party
Allotment (Note 1)		Allotment (Note 2)
The Master Trust Bank of Japan, Ltd. (Trust Account)	0.7%	Goldman Sachs International	1.8%
Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	0.6%	Prospect Japan Fund Limited	1.5%
BBH Oppenheimer Quest International		Shareholders’ Consensus Fund L.P.	0.9%
Value Fund, Inc.	0.6%
The Nomura Trust and Banking Co., Ltd.(Investment Trust Account)	0.6%	The Master Trust Bank of Japan, Ltd.(Trust Account)	0.6%
Northern Trust Company (AVFC) Sub-Account American Client	0.3%	Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	0.5%
After the REIT Merger (Note 3)

Ratio of Number of Holding
Units to Aggregate Number
Unitholders	of Issued Investment Units
AppleRingo Holdings B.V.	29.4%
Japan Trustee Services Bank, Ltd.(Trust Account)	18.2%
Ringo Residential TMK	12.8%
NikkoCiti Trust and Banking Corporation(Investment Trust Account)	4.9%
Prospect Japan Fund Limited	2.4%
Goldman Sachs International	2.4%
The Chase Manhattan Bank, N.A. London Special Account No. 1	1.9%
Stanhope Investments	1.5%
Shareholders’Consensus Fund L.P.	0.7%
BNP Paribas Securities Service Luxembourg Jasdec Securities	0.5%
(Note 1)	The information on the major unitholders before the Third-Party Allotment is obtained by adding the results of the issuance of investment units by way of the third-party allotment implemented on October 2, 2009 to the information in the unitholders’ registry as of September 30, 2009, and such information may not accurately reflect the actual circumstances of unitholders.

(Note 2)	In addition to the method indicated in Note 1 above, the major unitholders after the Third-Party Allotment have been calculated based on the number of shares. owned after the change based on the Change of Status Report for the Bulk Holding Report submitted on October 21, 2009 by AppleRingo Holdings B.V. and Ringo Residential TMK. Such information may not accurately reflect the actual circumstances of unitholders.

(Note 3)	The percentage ratio of Number of Holding Units to Aggregate Number of Issued Investment Units

is based on the results of simply adding the number of investment units owned by each unitholder of PRI as of January 31, 2010 and the number of investment units that would be issued to each unitholder assuming that 0.75 of a JRH unit was allocated for each PRI unit.

(Note 4)	Ratio of Number of Holding Units to Aggregate Number of Issued Investment Units is rounded down to the nearest first decimal place.
(2)	Items regarding Sufficiency of the Tax Conduit Requirement

ARH holds 113,994 units of the Investment Corporation including those held by its affiliate companies as of today, ARH is estimated to hold 42% of investment units after the REIT Merger. With respect to the Third-Party Allotment, each subscriber has agreed with the Investment Corporation and the Asset Management Company that the subscriber shall use its best efforts not to increase its ownership of the investment units of the Investment Corporation in such a manner that would cause the Investment Corporation to fail to satisfy the Tax Conduit Requirement as long as the investment units of the Investment Corporation are listed on Tokyo Stock Exchange.
10.	Prospect for Impact on Management of the Investment Corporation
Because the Payment Date of the Third-Party Allotment is scheduled to be the business day preceding the effective date of the REIT Merger, the Third-Party Allotment will have impact on the business performance of the fiscal period ending September 2010 (from April 1, 2010 to September 30, 2010). However, the future prospect, such as prospect of management condition after the REIT Merger, is unclear, therefore the Investment Corporation will inform as soon as it becomes clear.
11.	Management Conditions and Conditions of Equity Finance of the last 3 Fiscal Periods, etc.

(1)	Management Conditions of the last 3 Business Terms

Fiscal Period End	September 2008		March 2009		September 2009
Current Net Earnings per Unit	9,174	yen	4,526	yen	2,869	yen
Dividends per Unit	6,052	yen	4,527	yen	2,870	yen
Actual Dividend Ratio	100%		100%		100%
Net Asset Value per Unit	361,568	yen	360,063	yen	358,463	yen
(2)	Recent Condition of Investment Unit Price

(i) Condition of the last 3 Fiscal Periods

	September 2008	March 2009	September 2009
Opening Price	281,000 yen	170,000 yen	54,900 yen
Highest Price	293,000 yen	170,000 yen	121,500 yen
Lowest Price	170,000 yen	48,650 yen	54,600 yen
Closing Price	170,000 yen	55,000 yen	99,500 yen

(Note)	Highest Price and Lowest Price are the trading price (closing price) at the Real Estate Investment Trust Security Market of Tokyo Stock Exchange
(ii) Condition of the last 6 months

	September				January
	2009	October	November	December	2010	February
Opening Price	105,000 yen	97,500 yen	145,900 yen	123,900 yen	143,700 yen	144,000 yen
Highest Price	104,100 yen	187,700 yen	150,500 yen	169,800 yen	169,000 yen	151,500 yen
Lowest Price	97,800 yen	99,500 yen	116,200 yen	138,100 yen	141,800 yen	123,000 yen
Closing Price	99,500 yen	146,900 yen	125,000 yen	143,700 yen	141,800 yen	129,100 yen

(Note)	Highest Price and Lowest Price are the trading price (closing price) at the Real Estate Investment Trust Security Market of Tokyo Stock Exchange
(iii) Investment Unit Price as of the Business Day immediately preceding the Date of Resolution of the Issuance as of February 25, 2010
Opening Price	127,800 yen
Highest Price	129,100 yen
Lowest Price	127,800 yen
Closing Price	129,100 yen

(3) Conditions of Equity Finance of the last 3 Fiscal Periods
Capital increase by way of third-party allotment

Issue Date	August 28, 2008

Amount of Proceeds	12,250,000,000 yen

Payment Amount	175,000 yen

Number of Issued Investment Units as of the Offering	97,477 units

Number of Investment Units issued by such Offering	70,000 units

Number of Issued Investment Units after the Offering	167,477 units

Subscribers	AppleRingo Holdings B.V. Ringo Residential TMK Japan Trustee Services Bank, Ltd. (Trust Account)

Originally Planned Use of Funds as of the Issuance	Payment for loans, capital expenditure for enhancement of property value and acquisition of property, etc.

Schedule for Expenditures as of the Issuance	From 6th Fiscal Period through 8th Fiscal Period

Current state of appropriation	Appropriated to payment for loans, capital outlay for enhancement of property value and repayment of bonds (Note)

(Note)	Because the repayment date of the bonds came before the acquisition of property planned as of the Issue Date, the part of the raised funds were appropriated to the repayment of such bonds.
Capital increase by way of third-party allotment

Issue Date	October 2, 2009

Amount of Proceeds	6,000,119,300 yen

Payment Amount	91,100 yen

Number of Issued Investment Units as of the Offering	167,477 units

Number of Investment Units issued by such Offering	65,863 units

Number of Issued Investment Units after the Offering	233,340 units

Subscribers	AppleRingo Holdings B.V. Japan Trustee Services Bank, Ltd. (Trust Account)

Originally Planned Use of Funds as of the Issuance	Mainly applied to redemption of the part of bonds, and the remains are applied to acquisition of property, etc.

Schedule for Expenditures as of the Issuance	During the 8th Fiscal Period

Current state of appropriation	Appropriated to the repayment of bonds (Note)

(Note)	After the repayment of the bonds in November 2009, because the repayment date of the bonds in February 2010 came before the acquisition of property planned as of the Issue Date, the part of the raised funds were appropriated to the repayment of such bonds.
End
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This press release has been prepared for the sole purpose of publicly announcing the issuance of investment units of the Investment Corporation by way of third party allotment, and not for the purpose of soliciting investment or engaging in any other similar activities within or outside Japan. This press release is not an offer of securities for sale in the United States. The securities referred to above have not been, and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act. The securities referred to above will not be publicly offered or sold in the United States.
This press release includes forward-looking statements about the Investment Corporation. These forward-looking statements express the current intentions of the Investment Corporation, some of which are based on assumptions and beliefs of the Investment Corporation. Accordingly, they are subject to known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the Investment Corporation’s actual actions, results, performance or financial position to be materially different from any future actions, results, performance or financial position expressed or implied by these forward-looking statements.